Exhibit 99.6

CONSENT OF DIRECTOR-NOMINEE

This Consent of Director-Nominee is delivered in connection with the Registration Statement on Form S-1 of Evergreen Corporation (the “Company”) to be filed with the Securities Exchange Commission (as it may be amended from time to time, the “Registration Statement”) for the registration under the Securities Act of 1933, as amended, of units, ordinary shares and warrants to purchase ordinary shares of the Company.

The undersigned consents to (a) the references made to the undersigned in the Registration Statement and related prospectus as having consented to serve as a director of the Company effective immediately after the completion of offering contemplated by the Registration Statement and such joint proxy statement/prospectus, (b) the inclusion of certain biographical information regarding the undersigned in the Registration Statement and related prospectus and (c) the filing of this consent as an exhibit to the Registration Statement.

January 6, 2022	/s/ Izmet Iskandar Bin Mohd Ramli
Izmet Iskandar Bin Mohd Ramli